Exhibit 99.1

Triple-S Management Corporation
1441 F.D. Roosevelt Ave.
San Juan, PR 00920
www.triplesmanagement.com
FOR FURTHER INFORMATION:

AT THE COMPANY:	INVESTOR RELATIONS:
Juan-José Román Finance Vice President & CFO (787) 749-4949	Kathy Waller (312)-543-6708
Triple-S Management Corporation Reports First Quarter 2009 Results
SAN JUAN, Puerto Rico, May 5, 2009 — Triple-S Management Corporation (NYSE:GTS), the largest managed care company in Puerto Rico, today announced consolidated revenues of $473.9 million and operating income of $11.1 million for the three months ended March 31, 2009. Net income of $3.9 million, or $0.13 per diluted share, includes an after tax net loss of $4.3 million or $0.14 per share in net realized and unrealized losses on investments and derivatives.
First Quarter Highlights
•	Total consolidated operating revenues increased 12.4 percent year over year to $473.9 million

•	Operating income was $11.1 million

•	Excluding net realized and unrealized losses and a derivatives loss included within other income (expenses), net income was $8.2 million, or $0.27 per diluted share

•	Consolidated loss ratio was 87.2 percent and the medical loss ratio (MLR) was 91.5 percent

•	Consolidated operating expense ratio increased 10 basis points to 14.8 percent

•	Continued expansion of Medicare Advantage business: over 40,000 additional member months enrollment during the three months ended March 31, 2009, a 25.9 percent year-over-year increase

•	Net cash flows provided by operating activities of $30.0 million
“Our solid first-quarter performance augurs well for the remainder of 2009,” said Ramón M. Ruiz-Comas, President and Chief Executive Officer. “The period’s double-digit, top-line growth was driven by a balanced book of business, with particular strength in the Medicare Advantage segment, and excellent retention rates. We are also pleased with the improvement in our adjusted Medicare Advantage MLR, reflecting initiatives that we have put in place without sacrificing the quality of care delivered to our members. Finally, we continued to make significant investments in our new IT system aimed at allowing us to become even more efficient in the future. ”
Ruiz-Comas continued, “More recently, we signed the definitive agreement of the previously announced acquisition of La Cruz Azul, which is expected to close on or about July 1, 2009. Aside from consolidating the Blue Cross Blue Shield brand in Puerto Rico and the US Virgin Islands, as well as meaningfully expanding our commercial opportunity,

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we should enjoy substantial administrative cost synergies that will allow this transaction to make a slight bottom-line contribution in the second half of 2009 and be accretive on a rolling 12-month basis.”
Consolidated operating revenues for the three months ended March 31, 2009, were $473.9 million, 12.4 percent higher than the same period of the previous year. The increase resulted primarily from growth in Medicare Advantage membership enrollment. To a lesser degree, growth was aided by higher membership enrollment in the Commercial business, the addition of the Metro North region in the Reform business, and increased premium rates in all businesses.
Consolidated claims incurred and operating expenses for the period were $462.8 million, an increase of 12.8 percent from the same period of the prior year. Consolidated claims incurred were $394.5 million, 12.6 percent above a year ago, principally due to increased claims in the managed care segment. The rise in claims was driven by higher enrollment and slightly higher utilization trends, especially in the Reform business. The consolidated loss ratio rose 60 basis points from the prior-year period, to 87.2 percent, largely reflecting the aforementioned utilization trends and the effect of a $10.5 negative reserve development in our managed care segment. Operating expenses came in at $68.3 million, up 13.8 percent year over year. The consolidated operating expense ratio increased 10 basis points, to 14.8 percent, primarily the result of the higher volume of business, in the managed care segment, in particular, and the addition of the Metro North region ASO contract in November 2008.
Net income for the three months ended March 31, 2009, was $3.9 million, or $0.13 per diluted share based on weighted average shares outstanding of 30.3 million. This compares with net income for the three months ended March 31, 2008, of $1.2 million, or $0.04 per diluted share based on weighted average shares outstanding of 32.2 million. The earnings for the three months ended March 31, 2009, include an after tax net loss of $0.12 per diluted share in net realized and unrealized losses and a reduction in the unrealized gain in derivatives of $0.02 per diluted share included within other income (expenses). Excluding the effect of these items in the three months ended March 31, 2009, and 2008, net income was $8.2 million in both periods and earnings per diluted share would have amounted to $0.27 and $0.26, respectively.

	Pro Forma Net Income
	Three months ended
(dollar amounts in millions)	March 31,
	2009	2008

Pro forma net income:
Net income	$3.9	$1.2
Net realized investment (gains) losses, net of tax	1.5	(0.5)
Net unrealized trading investments losses, net of tax	2.1	5.3
Derivative loss, net of tax	0.7	2.2

Pro forma net income	$8.2	$8.2

Diluted pro forma net income per share	$0.27	$0.26

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Segment Performance
Triple-S Management operates in three segments: 1) Managed Care, 2) Life Insurance, and 3) Property and Casualty Insurance. Management evaluates performance based primarily on the operating revenues and operating income of each segment. Operating revenues include premiums earned, net administrative service fees and net investment income. Operating costs include claims incurred and operating expenses. The Company calculates operating income or loss as operating revenues minus operating expenses. Operating margin is defined as operating gain or loss divided by operating revenues.

			Percent
	2009	2008	Change

Operating revenues:
Managed Care	$419.1	$370.1	13.2%
Life Insurance	28.5	26.1	9.2%
Propoerty and Casualty	27.4	26.3	4.2%
Other	(1.1)	(1.0)	10.0%

Total operating revenues	$473.9	$421.5	12.4%

Operating income:
Managed Care	$5.8	$5.3	9.4%
Life Insurance	3.0	2.5	20.0%
Propoerty and Casualty	1.4	2.1	(33.3)%
Other	0.9	1.4	(35.7%)

Total operating revenues	$11.1	$11.3	(2.8%)

Operating margin:
Managed Care	1.4%	1.4%	0
Life Insurance	10.5%	9.6%	90
Propoerty and Casualty	5.1%	8.0%	-290
Other	2.3%	2.7%	-40
Total operating revenues
Managed Care Results Summary
Total medical premiums earned for the three months ended March 31, 2009 were $404.5 million, up 12.4 percent versus the same period of 2008, primarily due to higher Medicare Advantage member enrollment and premium rate increases across all businesses.
Medical premiums earned in the Medicare business increased $32.8 million, or 33.8%, to $129.7 million, reflecting an increase in member months enrollment of 37,744, or 19.8 percent, and higher average per member per month premiums. The rise in member months is the net result of an increase of 40,825, or 25.9 percent, in Medicare Advantage membership and a decrease of 3,081, or 9.4 percent, in PDP membership.
Medical premiums earned in the Commercial business climbed $7.9 million, or 4.3 percent, to $189.9 million. The increase is primarily the net result of a rise in member months enrollment of 25,412, or 2.1 percent, and higher average premium rates.

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Medical premiums earned in the Reform business rose $3.9 million, or 4.8 percent, to $84.9 million. The decline in member months enrollment of 55,069, or 5.3 percent, was more than offset by a premium rate increase of approximately 10 percent that became effective on July 1, 2008.
Administrative service fees were up $4.9 million, or 106.5 percent, due to an increase in member months enrollment of 643,608, or 129.7 percent. This sharp rise mainly reflects the Metro-North region ASO contract, which became effective in November 2008.
Medical claims incurred increased by $42.3 million, or 12.9 percent, to $370.2 million largely driven by the higher volume of business and MLR. The overall MLR increased 40 basis points during the three months ended March 31, 2009, to 91.5 percent. This increase was the result of the changes in the reserve estimates that affected the claims reserve in both periods and a 2008 retroactive adjustment reducing capitation rates. Excluding the effect of prior period reserve developments in the 2009 and 2008 period, and considering the effect of the 2008 retroactive capitation adjustment, MLR decreased by 100 basis points. The improvement in MLR is related to the Commercial and Medicare Advantage segments, offset by an increase in MLR in the Reform business.
Operating expenses were up $6.2 million, or 16.8 percent, to $43.1 million, compared with the same period of last year. The increase is primarily attributed to the higher volume, particularly in the Medicare Advantage business, and, to a lesser extent, expenses related to the Metro-North region ASO contract. The segment’s operating expense ratio rose 30 basis points, to 10.4 percent.

Managed Care	Three months ended March 31,
Additional Data	2009	2008

Member months enrollment
Commercial:
Fully-insured	1,260,901	1,235,489
Self-funded	579,092	496,062
Total Commercial	1,839,993	1,731,551

Reform:
Fully-insured	978,591	1,033,660
Self-funded	560,578	—
Total Reform	1,539,169	1,033,660

Medicare:
Medicare Advantage	198,616	157,791
PDP	29,657	32,738
Total Medicare	228,273	190,529
Total member months	3,607,435	2,955,740

Medical loss ratio	91.5%	91.1%
Commercial	90.1%	90.7%
Reform	86.9%	91.4%
Medicare	96.6%	91.6%

Operating expense ratio	10.4%	10.1%

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Managed Care	As of	March 31,
Membership by Segment	2009	2008
Members:
Commercial:
Fully-insured	422,197	412,692
Self-funded	191,349	163,517
Total Commercial	613,546	576,209

Reform:
Fully-insured	332,659	343,534
Self-funded	189,072	—
Total Reform	521,731	343,534

Medicare:
Medicare Advantage	64,350	54,626
PDP	9,836	10,912
Total Medicare	74,186	65,538

Total members	1,209,463	985,281
Share Repurchase Update
In October 2008, the Company’s Board of Directors authorized the repurchase of $40 million of its common shares. Utilizing cash on hand, Triple-S has thus far repurchased approximately 2.9 million Class B shares at an average price of $12.12. The repurchase is being conducted in accordance with Rule 10b-18 under the Securities Exchange Act of 1934, as amended. Triple-S continues to have approximately $5.2 million earmarked for share repurchases under its current Board authorization.

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2009 Guidance
“We have raised our guidance for this year’s earnings per share by $0.05 to reflect the accretion from our share repurchase program and adjusted the share count,” said Ruiz-Comas. “All of our other performance metrics are tracking our prior expectations and remain unchanged.”
     The Company’s outlook for full year 2009 is as follows:

2009 Range

Medical enrollment fully-insured (member months)	9.53-9.95 million

Medical enrollment self-insured (member months)	4.45-4.55 million

Consolidated operating revenues (in millions)	$1.855.0-$1.930

Consolidated loss ratio	83.7%-84.7%

Medical loss ratio	88.0%-89.0%

Consolidated operating expense ratio	15.0%-15.4%

Consolidated operating income (in millions)	$88.5-$97.0

Consolidated effective tax rate	26.0%-27.0%

Earnings per share (includes $0.07 net of tax in new IT system expenses)	$1.93-$2.03

Weighted average of diluted shares outstanding (in millions)	29.6
Conference Call and Webcast
Management will host a conference call and webcast Tuesday, May 5 at 9:00 a.m. Eastern Time to discuss its financial results for the first quarter of 2009, as well as expectations for future earnings. To participate, callers within the U.S. and Canada should dial 800-762-8779, and international callers should dial 480-248-5081 about five minutes before the presentation.
To listen to the webcast, participants should visit the Investor Relations section of the Company’s Web site at www.triplesmanagement.com several minutes before the event is broadcast and follow the instructions provided to ensure they have the necessary audio application downloaded and installed. This program is provided at no charge to the user. An archived version of the call, also located on the Investor Relations section of Triple-S Management’s Web site, will be available about two hours after the call ends and for at least the following two weeks. This news release, along with other information relating to the call, will be available on the Investor Relations section of the Web site.

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About Triple-S Management Corporation
Triple-S Management Corporation is an independent licensee of the Blue Cross Blue Shield Association. It is the largest managed care company in Puerto Rico, serving approximately 1.2 million members, or about 30% of the population, and has the exclusive right to use the Blue Shield name and mark throughout the country. With more than 50 years of experience in the industry, Triple-S Management offers a broad portfolio of managed care and related products in the commercial, Medicare, and Reform markets under the Blue Shield brand. In addition to its managed care business, Triple-S Management provides non-Blue Shield branded life and property and casualty insurance in Puerto Rico. The Company is the largest provider of life, accident, and health insurance and the fourth largest provider of property and casualty insurance in its market.
For more information about Triple-S Management, visit www.triplesmanagement.com or contact waller_kathleen@yahoo.com.
Forward-Looking Statements
This document contains forward-looking statements, as defined in the Private Securities Litigation Reform Act of 1995. Forward-looking statements include information about possible or assumed future sales, results of operations, developments, regulatory approvals or other circumstances. Sentences that include “believe”, “expect”, “plan”, “intend”, “estimate”, “anticipate”, “project”, “may”, “will”, “shall”, “should” and similar expressions, whether in the positive or negative, are intended to identify forward-looking statements.
All forward-looking statements in this news release reflect management’s current views about future events and are based on assumptions and subject to risks and uncertainties. Consequently, actual results may differ materially from those expressed here as a result of various factors, including all the risks discussed and identified in public filings with the U.S. Securities and Exchange Commission (SEC).
In addition, the Company operates in a highly competitive, constantly changing environment, influenced by very large organizations that have resulted from business combinations, aggressive marketing and pricing practices of competitors, and regulatory oversight. The following factors, if markedly different from the Company’s planning assumptions (either individually or in combination), could cause Triple-S Management’s results to differ materially from those expressed in any forward-looking statements shared here:
•	Trends in health care costs and utilization rates
•	Ability to secure sufficient premium rate increases
•	Competitor pricing below market trends of increasing costs
•	Re-estimates of policy and contract liabilities
•	Changes in government laws and regulations of managed care, life insurance or property and casualty insurance
•	Significant acquisitions or divestitures by major competitors
•	Introduction and use of new prescription drugs and technologies
•	A downgrade in the Company’s financial strength ratings
•	Litigation or legislation targeted at managed care, life insurance or property and casualty insurance companies
•	Ability to contract with providers consistent with past practice

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•	Ability to successfully implement the Company’s disease management and utilization management programs
•	Volatility in the securities markets and investment losses and defaults
•	General economic downturns, major disasters, and epidemics
     This list is not exhaustive. Management believes the forward-looking statements in this release are reasonable. However, there is no assurance that the actions, events or results anticipated by the forward-looking statements will occur or, if any of them do, what impact they will have on the Company’s results of operations or financial condition. In view of these uncertainties, investors should not place undue reliance on any forward-looking statements, which are based on current expectations. In addition, forward-looking statements are based on information available the day they are made, and (other than as required by applicable law, including the securities laws of the United States) the Company does not intend to update or revise any of them in light of new information or future events.
     Readers are advised to carefully review and consider the various disclosures in the Company’s SEC reports.
-FINANCIAL TABLES ATTACHED-

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Condensed Consolidated Balance Sheets
(Dollar amounts in thousands, except per share data)

	Unaudited
	March 31,	December 31,
	2009	2008
Assets

Investments	$947,041	$1,015,701
Cash and cash equivalents	108,682	46,095
Premium and other receivables, net	249,532	237,158
Deferred policy acquisition costs and value of business acquired	128,442	126,347
Property and equipment, net	59,125	58,448
Other assets	61,522	64,710

Total assets	$1,554,344	$1,548,459

Liabilities and Stockholders’ Equity

Policy liabilities and accruals	$724,305	$690,080
Accounts payable and accrued liabilities	198,854	203,973
Borrowings	168,897	169,307

Total liabilities	1,092,056	1,063,360

Stockholders’ equity:
Common stock	29,687	31,148
Other stockholders equity	432,601	453,951

Total stockholders’ equity	462,288	485,099

Total liabilities and stockholders’ equity	$1,554,344	$1,548,459

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Condensed Consolidated Statements of Earnings
(Dollar amounts in thousands, except per share data)

	For the Three Months Ended
	March 31,
	Unaudited	Historical
	2009	2008
Revenues:
Premiums earned, net	$452,484	$404,399
Administrative service fees	8,866	3,713
Net investment income	12,541	13,432

Total operating revenues	473,891	421,544

Net realized investment (losses) gains	(1,727)	609
Net unrealized investment loss on trading securities	(2,476)	(6,250)
Other expenses, net	(379)	(1,521)

Total revenues	469,309	414,382

Benefits and expenses:
Claims incurred	394,532	350,207
Operating expenses	68,252	60,031

Total operating costs	462,784	410,238

Interest expense	3,264	3,673

Total benefits and expenses	466,048	413,911

Income before taxes	3,261	471

Income tax benefit	(671)	(731)

Net income	$3,932	$1,202

Basic net income per share	$0.13	$0.04

Diluted earnings per share	$0.13	$0.04

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Condensed Consolidated Statements of Cash Flows
(Dollar amounts in thousands, except per share data)

	For the Three Months Ended
	March 31,
	Unaudited	Historical
	2009	2008

Net cash provided by operating activities	$29,961	$(610)

Cash flows from investing activities:
Proceeds from investments sold or matured:
Securities available for sale:
Fixed maturities sold	56,136	67,267
Fixed maturities matured	112,042	48,133
Equity securities	1,137	—
Fixed maturity securities held to maturity	2,666	22,863
Acquisition of investments:
Securities available for sale:
Fixed maturities	(105,263)	(322,974)
Equity securities	(1,579)	(12,143)
Fixed maturity securities held to maturity	—	(5,120)
Net disbursements for policy loans	21	376
Capital expenditures	(2,726)	(1,547)

Net cash used in investing activities	62,434	(203,145)

Cash flows from financing activities:
Change in outstanding checks in excess of bank balances	(11,306)	15,446
Change in short-term borrowings	—	9,825
Repayments of long-term borrowings	(410)	(409)
Repurchase and retirement of common stock	(17,256)	—
Proceeds from policyholder deposits	1,169	2,611
Surrenders of policyholder deposits	(2,005)	(1,673)
Other	—	(14)

Net cash provided by (used in) financing activities	(29,808)	25,786

Net decrease in cash and cash equivalents	62,587	(177,969)

Cash and cash equivalents, beginning of period	46,095	240,153

Cash and cash equivalents, end of period	$108,682	$62,184

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